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                                                                       EXHIBIT 4



                                     AMENDED
      CERTIFICATE OF DESIGNATION OF RIGHTS OF SERIES A PREFERRED SHARES OF
                       AUTOMOTIVE PERFORMANCE GROUP, INC.

Pursuant to Section 151 (g) of Title 8 of the General Corporate Law of the State of Delaware and Article V of the Articles of Incorporation, the Directors hereby designate
    The voting powers, designations, preferences, rights and qualifications, limitations and restrictions of:

                           "SERIES A PREFERRED SHARES"

     And there is authorized to be issued 1,650,000 shares thereof with the following rights, terms and preferences:

     1.  DIVIDENDS.

         Right to Preferential Dividends. The Holders of the then outstanding Series A Preferred Shares {except when there shall have been either a notification of election for conversion by the Holders under Section 5(a), hereunder, or the conditions shall have been fulfilled for a conversion by the Company as provided in Section 5(b) hereunder, whether or not notification thereof has been made by the Company, (unless the Company shall expressly give notice it elects not to require such conversion)} shall be entitled to receive, if, when, and as declared by the Board, out of any funds legally available therefor, a non-cumulative preference of 10% on cash dividends up to $2.00 maximum total accumulated dividends per Series A Preferred Share held thereby. These dividends shall be payable, when and as declared by the Board, in equal quarterly installments on March 1, June 1, September 1, and December 1. Dividends on the Series A Preferred Shares shall be non-cumulative, there shall be no minimum dividends, and no rights shall accrue to the Holders of the Series A Preferred Shares in the event that the Company shall fail to declare or pay dividends on the Series A Preferred Shares, whether or not the earnings of the Company in that previous fiscal year were sufficient to pay such dividends in whole or in part.

     2. LIQUIDATION RIGHTS OF SERIES A PREFERRED SHARES.

         (a) Preference. In the event of any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary, {except when there shall have been either a notification of election for conversion by the Holders under Section 5(a), hereunder, or the conditions shall have been fulfilled for a conversion by the Company as provided in Section 5(b) hereunder, whether or not notification thereof has been made by the Company, (unless the Company shall expressly give notice it elects not to require such conversion)} the Holders of the Series A Preferred Shares then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Stock, an amount equal to $2.00 per Series A Preferred Share held thereby plus



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an amount equal to all declared and unpaid dividends thereon, less accumulated total dividends paid thereto (but not less than zero). If upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the assets to be distributed to the Holders of the Series A Preferred Shares shall be insufficient to permit the payment to such shareholders of the full preferential amount aforesaid, then all of the assets of the Company to be distributed shall be distributed ratably to the Holders of the Series A Preferred Shares on the basis of the number of shares of Series A Preferred Shares so held.

         (b) Dividend Payments to Common Stock. After the preferred payment of $2.00 per Series A Preferred Share is made to Holders of the Series A Preferred Shares the Holders of the Series A Preferred Shares and Holders of Common Stock then outstanding shall be entitled to receive ratable with Common Shares, with all Series A Preferred Shares treated on a share to share basis without allowance for conversion, all remaining assets of the Company to be distributed.

3. MERGER, CONSOLIDATION.

         (a) Preference. In the event of any merger or share exchange of the Company, or a sale or other disposition of all or substantially all of the assets of the Company {except when there shall have been either a notification of election for conversion by the Holders under Section 5(a), hereunder, or the conditions shall have been fulfilled for a conversion by the Company as provided in Section 5(b) hereunder, whether or not notification thereof has been made by the Company, (unless the Company shall expressly give notice it elects not to require such conversion)} the Holders of the Series A Preferred Shares then outstanding shall be entitled to receive, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Stock, for each share of such Series A Preferred Stock so held, in cash or in securities (including, without limitation, debt securities) received from the acquiring corporation, at the closing of any such transaction, an amount equal to $2.00 per Series A Preferred Share, plus an amount equal to all declared and unpaid dividends thereon, less total accumulated dividends paid thereto (but not less than zero).

         (b) Remaining Proceeds. After the payment or distribution to the Holders of the Series A Preferred Shares of the full preferential amount, the Holders of the Series A Preferred Shares and Holders of Common Stock then outstanding shall be entitled to receive ratably, with all Series A Preferred Shares treated as if it had been converted into Common Stock pursuant to Section 6 hereof, all remaining proceeds of the Company to be distributed.

         (c) Valuation of securities received pursuant to a merger, share exchange, sale of substantially all the assets or similar transaction. In the event that a transaction occurs pursuant to which non-cash assets are received and to which this Section applies, the assets received for the purposes of this Section shall be valued as follows:



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                  (i) If the assets received are securities that are listed on
         NASDAQ or an exchange, the value shall be deemed to be the 3 day high average closing price (or average between bid/ask if OTC) on such exchange or NASDAQ over the 30 day period prior to the closing of the transaction by which the securities are received.

                  (ii) If the assets received are of readily ascertainable market value, then that value shall be used.

                  (iii) If the assets are unlisted securities or other assets that do not have a readily ascertainable value, the Board in good faith will value said assets.

                  (iv) The fact that assets which may require a valuation process as described herein shall not delay closing the transaction by which the assets are being received.

         (d) Notice. With respect to any transaction which involves a merger or exchange of shares, or a sale of substantially all the assets not in the ordinary course of business, the Series A shareholders shall receive not less than ten days notice of the transaction and the terms and conditions thereof.

     4.  VOTING RIGHTS.

         (a) Each Holder of Series A Preferred Shares shall be entitled to vote on all matters including election of the Board of Directors and, except as otherwise expressly provided herein, shall be entitled to the number of votes equal to the number of Common Shares to which said Series A Preferred Shares could be converted.

         (b) Unless otherwise required by law, Series A Preferred shareholders and Common shareholders shall vote together on all matters upon which shareholders are permitted to vote and not as separate classes. In those cases where Series A Preferred shareholders are required by law to vote as a separate class, the vote required by said class for approval of the proposed action shall be a simple majority of the class.


     5.  CONVERSION.

The Company and the Holders of Series A Preferred Shares shall have the following conversion rights:

         (a) Right to Convert. Each share of Series A Preferred Shares shall be convertible, at any time after the closing of the Offering of Preferred Shares which commenced pursuant to the Offering Memorandum dated June 30, 1998, at the Closing Date provided in that Memorandum, but not after June 30, 1999, at the option of the Holder thereof, into fully paid and non assessable shares of Common Stock at the



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Conversion Rate set forth in Section 5(c) hereunder (as adjusted). The Company will notify Holders of Series A Preferred Shares promptly after said Closing occurs.

         (b)   Automatic Conversion at Election of Company.

               (i) Each share of Series A Preferred Shares shall automatically at the election of the Company be converted into shares of Common Stock based on the then effective Conversion Rate set forth in Section 5(c) hereunder (as adjusted) if any one of the following shall occur: (A) The Holders of 51% of the Preferred Shares have given notice of election to convert as provided herein in Section 6; (B) The Board of Directors of the Company shall have approved a plan of reorganization, exchange, merger or consolidation to which the Company is a party, or an acquisition of the Company;
                     (C) Immediately upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, with respect to the Common Stock of the Company (including shares registered by selling Series A Preferred shareholders) where the amount of such securities sold is $10,000,000. or more; (D) When the Company shall have a net worth of $10,000,000 or more; (E) After June 30, 1999; or (F) After the Common Shares shall have been listed on NASDAQ for a period of not less than three months.

               (ii) Upon the occurrence of any of the events specified in paragraph 5(b)(i) and the election (if applicable) being so made by the Company, the outstanding shares of Series A Preferred Shares shall be converted automatically without any further action by the Holders of such Series A Preferred Shares and whether or not the certificates representing such Series A Preferred Shares are surrendered to the Company or its transfer agent; provided however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon the conversion unless the certificates evidencing such Series A Preferred Shares are either delivered to the Company or its transfer agent, or the Holder notifies the Company or its transfer agent that such certificate have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The conversion shall be deemed to have occurred immediately prior to the business day on which the Series A certificates are to be surrendered, and the person entitled to receive the Common shares upon such a conversion shall be deemed a Common Shareholder of record as of that date.

               (iii) In the event said Series A Preferred Shares are subject to a right of registration as provided in Section 6 hereunder,
                     (aa) Common Shares subject to the conversion shall not be delivered until the registration is



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                     effected by the Company using its best efforts, or (bb) in the event the registration can not, in the judgment of the Board be effected, after notification of abandonment thereof. Series A Preferred Shares which are subject to conversion and registration under either Section 5(a) or 5(b), until Common Shares have been delivered after registration, shall retain voting rights, but shall have no other rights or preferences of Series A Preferred Shares and shall have no rights other than Common Shares and shall be treated in all respects as if they were Common shareholders.

          (c) Conversion Rate, adjustments. The Conversion Rate is one Common Share for One Series A Preferred Share. The Conversion Rate shall be subject to adjustment from time to time as provided below; no adjustment shall apply after Series Preferred Shares have been converted.

         (d) Mechanics of Conversion. Each Holder of Series A Preferred Shares who desires to convert the same into shares of Common Stock shall surrender the certificate, duly endorsed, at the office of the Company or of any transfer agent for the Series A Preferred Shares or Common Stock, and shall give written notice to the Company at such office that such Holder elects to convert the same and shall state therein the number of shares of Series A Preferred Shares being converted. Thereupon the Company shall promptly issue and deliver to such Holder a certificate or certificates for the number of shares of Common Stock to which such Holder is entitled unless said Common Share is to be registered as provided in Section 6. Subject to Section 6, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate representing the Series A Preferred Shares to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder of such shares of Common Stock on such date.

         (e) Adjustment for Stock Splits and Combinations. If the Company at any time or from time to time effects a subdivision of the outstanding Common Stock, the Conversion Rate then in effect immediately before that subdivision shall be proportionately increased, and conversely, if the Company at any time or from time to time combines the outstanding shares of Common Stock into a smaller number of shares, the Conversion Rate then in effect immediately before the combination shall be proportionately decreased. Any adjustment under this subsection (e) shall become effective at the close of business on the date subdivision or combination becomes effective. Subdivisions or combinations of Series A Preferred Shares shall be similarly considered to compute the final adjustment to the Conversion Rate to reflect stock splits and combinations.

         (f) Adjustments for Reclassification, Exchange and Substitution. In the event that at any time or from time to time, the Common Stock issuable upon the conversion of the Series A Preferred Shares is changed into the same or a different number of shares of any



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class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, exchange of shares, or sale of assets, provided for elsewhere in this Section), then and in any such event each Holder of Series A Preferred Shares shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, by Holders of the maximum number of shares of Common Stock into which such shares of Series A Preferred Shares could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein.

         (g) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section) or a merger or exchange of shares of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties and assets to any other person, then as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the Holders of the Series A Preferred Shares shall have the right thereafter to convert such stock into the number of shares of stock or other securities or property to which a Holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section with respect to the right of the Holders of the Series A Preferred Shares after the reorganization, merger, consolidation or sale to the end that the provisions of this Section (including adjustment of the Conversion Rate then in effect and the number of shares receivable upon conversion of the Series A Preferred Shares) shall be applicable after that event and be as nearly equivalent as may be practicable.

         (h)  Sale of Common Shares Below $2.00 per Share.

               (i) If at any time or from time to time, the Company issues or sells, or is deemed by the express provisions of this subsection (i) to have issued or sold, additional shares of Common Stock (as hereinafter defined), for an effective price (as hereinafter defined) that is less than $2.00 Share, or that of the then existing Conversion Rate, then and in each such case the then existing Conversion Rate shall be increased, the increase being computed to reflect the proportionate decrease in price over all of the previously existing Common Shares such lower price would produce. Thus, if there were 10,000,000 Shares of Common Stock outstanding and 1,000,000 Common Shares were sold at $1.00/ share, the 10,000,000 Common Shares would be valued at $2/share ($20,000,000), plus the 1,000,000 Common Shares newly sold at $1,000,000, and the result, 11,000,000 Common Shares would be divided into $21,000,000. The resultant difference between such number and $2.00 per Common Share would be the basis to adjust the Conversion Rate to reflect the dilution.



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               (ii)  For the purpose of making any adjustment required under subsection 5(h)(i), the consideration received by the Company for any issue or sale of securities shall (aa) to the extent it consists of cash be computed at the amount of cash for which the securities are sold, (bb) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board.


         (i) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Shares. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock on the date of conversion, as determined in good faith by the Board.

         (j) Reservation of Stock Issuable Upon Conversion. The Company shall at all time reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Shares, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Shares; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. Should this action require the affirmative vote of the Holders of Series A Preferred Shares, whether as a Class or voted with Common Shares, said Holders of Series A Preferred Shares shall be deemed solely for this purpose to have consented thereto, and shall be deemed to irrevocably constituted management of the Company as their proxy and attorney in fact solely for this purpose to execute such documents as may be required to effect this consent.

6.    REGISTRATION RIGHTS

       (a) At any time after Series A Preferred Shares shall have become subject to be converted into Common Shares at the election of the Company as provided in
Section 5(b) and the Company shall have exercised its right to require conversion thereunder, or if the Holders of a majority of the Series A Preferred Shares shall have given notice of election for Conversion as provided in Section 5(a), the Holders of a majority of the Series A Preferred Shares may request registration of the Shares to be received on conversion for a single registration of the converted Common Shares. Registration shall be of Common Shares to be received in the conversion, and shall not apply, unless waived by the Company, to Common Shares received upon prior conversions.



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       (b) Upon such a request being made by the Holders of a majority of the
Series A Preferred Shares, the Company will notify all of the remaining Holders of Series A Preferred Shares, and they shall be deemed to have requested the registration and shall be fully subject thereto.

       (c) The Company will use its best efforts to effect a single public registration on the appropriate form available thereto of all converted shares before delivery to the Holder. The Company will be under no obligation to secure an underwriter or other seller for the shares and sales of shares after the registration will be solely the responsibility of the Holder thereof.

       (d) To the extent required to effect the registration, converting shareholders shall fully cooperate with the Company and its counsel. Failure to cooperate will entitle the Company to exclude a Holder from the registration.

       (e) The Company may effect these rights by piggyback registration on a Company offering if it so elects, or a piggyback registration by another company if made in conjunction with an issuance of shares by that company to the shareholders of the Company or if the Company is subject to an acquisition, plan of reorganization, consolidation, exchange or merger, and registered shares are to be issued in conjunction therewith.


Dated this 4th Day of August, 1998

By:  __________________________
        Andrew L. Evans
        President
        Designated Officer



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